Exhibit 10.33
Synovus Financial Corp.'s
Annual Base Salaries for Named Executive Officers
Set forth below are the base salaries for persons identified as “named executive officers” of Synovus Financial Corp. (“Synovus”) for the year ended December 31, 2011, as approved by the Compensation Committee of the Board of Directors:

Name	Title	Base Salary
Kessel D. Stelling	President and Chief Executive Officer	$875,000
Thomas J. Prescott	EVP and Chief Financial Officer	397,000
Samuel F. Hatcher	EVP, General Counsel and Secretary	334,000
Roy Dallis Copeland, Jr.	EVP and Chief Banking Officer	323,000
Mark G. Holladay	EVP and Chief Risk Officer	323,000